Nature's Sunshine Reports Second Quarter 2024 Results

LEHI, Utah – August 8, 2024 – Nature’s Sunshine Products, Inc. (Nasdaq: NATR) (Nature’s Sunshine), a leading natural health and wellness company of high-quality herbal and nutritional products, reported financial results for the second quarter ended June 30, 2024.

Second Quarter 2024 Financial Summary vs. Same Year-Ago Quarter

•Net sales were down 5% to $110.6 million compared to $116.5 million (down 3% in constant currency).
•Gross margin decreased 125 basis points to 71.4% compared to 72.6%.
•GAAP net income attributable to common shareholders was $1.3 million, or $0.07 per diluted common share, compared to $2.4 million, or $0.12 per diluted common share.
•Adjusted EBITDA down 8% to $10.4 million compared to $11.3 million.

Management Commentary

“In the second quarter of 2024, we continued to make progress on our global growth strategies, addressing near-term challenges, while driving change and creating new opportunities for the future,” said Terrence Moorehead, Chief Executive Officer of Nature’s Sunshine. “For the quarter, net sales were $110.6 million, down 3% versus prior year on a local currency basis, driven by macroeconomic headwinds in China, slowing consumer spending in the U.S., and a temporary disruption to our North American business. EBITDA came in at $10.4 million, down 8% versus prior year.”

“In the face of increasing macroeconomic headwinds, we took several strategic actions in the second quarter. First, we upgraded our digital platform in North America to strengthen performance and improve capabilities. Second, we rebalanced our consumer proposition in several key markets in Asia/Pacific, adding consumer-friendly packs to drive customer growth and support repeat purchases. And finally, we took the initiative to streamline overhead and improve productivity, by reducing over $5 million of annualized expense from SG&A. We believe these changes will improve our competitiveness and provide an important foundation to drive long-term growth.”

Second Quarter 2024 Financial Results

	Net Sales by Operating Segment (Amounts in Thousands)
	Three Months Ended June 30, 2024	Three Months Ended June 30, 2023	Percent Change	Impact of Currency Exchange	Percent Change Excluding Impact of Currency
Asia	$49,984	$54,875	(8.9)%	$(3,147)	(3.2)%
Europe	21,602	21,236	1.7	183	0.9
North America	33,563	34,658	(3.2)	(50)	(3.0)
Latin America and Other	5,402	5,779	(6.5)	62	(7.6)
	$110,551	$116,548	(5.1)%	$(2,952)	(2.6)%

Net sales in the second quarter decreased 5% to $110.6 million compared to $116.5 million in the same year-ago quarter. Excluding the impact from foreign exchange rates, net sales in the second quarter of 2024 decreased 3% compared to the year-ago quarter.

Gross profit margin in the second quarter decreased 125 basis points to 71.4% compared to 72.6% in the year-ago quarter. The decrease was driven by increases related to higher inflation and unfavorable foreign exchange which offset our savings initiatives.

Volume incentives as a percentage of net sales were 31.4% compared to 30.3% in the year-ago quarter. The increase was primarily due to the timing of promotional incentives and changes in market mix.

Selling, general and administrative expenses ("SG&A") in the second quarter were $38.6 million compared to $42.3 million in the year‐ago quarter. The decrease was primarily related to the streamlining of our global overhead expenses and reduced service fees due to China's lower net sales. As a percentage of net sales, SG&A expenses were 34.9% for the second quarter of 2024 compared to 36.3% in the year-ago quarter.

Operating income in the second quarter decreased to $5.6 million, or 5.1% of net sales, compared to $7.0 million, or 6.0% of net sales, in the year-ago quarter.

Other loss, net, in the second quarter of 2024 was a loss of $1.2 million compared to a loss of $1.1 million in the second quarter of 2023. Other loss, net, primarily consisted of foreign exchange losses as a result of net changes in foreign currencies, mostly in Asia. The provision for income taxes was $2.9 million in the second quarter of 2024 compared to $3.3 million for the year-ago quarter.

GAAP net income attributable to common shareholders decreased to $1.3 million, or $0.07 per diluted common share, compared to $2.4 million, or $0.12 per diluted common share, in the second quarter of 2023. Net income attributable to NSP China decreased to $0.7 million, or $0.04 per diluted common share, for the second quarter of 2024, compared to $1.3 million, or $0.06 per diluted common share, for the second quarter of 2023.

Adjusted EBITDA in the second quarter decreased 8% to $10.4 million compared to $11.3 million in the prior year quarter. The decrease was driven primarily by the aforementioned decrease in net sales and gross profit margin. Adjusted EBITDA, which is a non-GAAP financial measure, is defined here as net income from continuing operations before taxes, depreciation, amortization, and other income (loss) adjusted to exclude share-based compensation expense and certain noted adjustments. A reconciliation of net income to adjusted EBITDA is provided in the attached financial tables.

Balance Sheet and Cash Flow

Net cash provided by operating activities was $3.5 million for the six months ended June 30, 2024, compared to $17.3 million in the prior year period. Capital expenditures during the six months ended June 30, 2024, totaled $7.0 million compared to $4.7 million in the comparable period of 2023. During the six months ended June 30, 2024, the Company repurchased 453,000 shares at a total cost of $7.7 million or $17.05 per share. As of June 30, 2024, the Company had cash and cash equivalents of $68.7 million and zero debt.

Outlook

Given softness in the Company's Asia segment, Nature's Sunshine now expects full year 2024 net sales to range between $436 - $445 million ($455 - $480 million prior) and adjusted EBITDA to range between $39 - $42 million ($42 - $48 million prior).

Conference Call

The Company will hold a conference call today at 5:00 p.m. Eastern time to discuss its second quarter of 2024 results.

Date: Thursday, August 8, 2024
Time: 5:00 p.m. Eastern time (3:00 p.m. Mountain time)
Toll-free dial-in number: 1-800-717-1738
International dial-in number: 1-646-307-1865

Conference ID: 14179

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the Events section of the Nature’s Sunshine website here.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through August 22, 2024.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 1114179

About Nature’s Sunshine Products

Nature’s Sunshine Products (Nasdaq: NATR), a leading natural health and wellness company, markets and distributes nutritional and personal care products in more than 40 countries. Nature’s Sunshine manufactures most of its products through its own state-of-the-art facilities to ensure its products continue to set the standard for the highest quality, safety and efficacy on the market today. Additional information about the company can be obtained at its website, www.naturessunshine.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding the Company’s future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans, strategies and financial results, including expected improvements in gross profit and gross margin. All statements (other than statements of historical fact) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe to be appropriate. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, including the following:

•extensive government regulations to which the Company’s products, business practices and manufacturing activities are subject;
•registration of products for sale in foreign markets, or difficulty or increased cost of importing products into foreign markets;
•legal challenges to the Company’s direct selling program or to the classification of its independent consultants;
•laws and regulations regarding direct selling may prohibit or restrict our ability to sell our products in some markets or require us to make changes to our business model in some markets;
•liabilities and obligations arising from improper activity by the Company’s independent consultants;
•product liability claims;
•impact of anti-bribery laws, including the U.S. Foreign Corrupt Practices Act;
•the Company’s ability to attract and retain independent consultants;
•the loss of one or more key independent consultants who have a significant sales network;

•potential for increased liability and compliance costs relating to the Company’s joint venture for operations in China with Fosun Industrial Co., Ltd.;
•the effect of fluctuating foreign exchange rates;
•failure of the Company’s independent consultants to comply with advertising laws;
•changes to the Company’s independent consultants compensation plans;
•geopolitical issues and conflicts;
•negative consequences resulting from difficult economic conditions, including the availability of liquidity or the willingness of the Company’s customers to purchase products;
•risks associated with the manufacturing of the Company’s products;
•supply chain disruptions, manufacturing interruptions or delays, or the failure to accurately forecast customer demand;
•failure to timely and effectively obtain shipments of products from our manufacturers and deliver products to our independent consultants and customers;
•world-wide slowdowns and delays related to supply chain, ingredient shortages and logistical challenges;
•uncertainties relating to the application of transfer pricing, duties, value-added taxes, and other tax regulations, and changes thereto;
•changes in tax laws, treaties or regulations, or their interpretation;
•failure to maintain an effective system of internal controls over financial reporting;
•cybersecurity threats and exposure to data loss;
•the storage, processing, and use of data, some of which contain personal information, are subject to complex and evolving privacy and data protection laws and regulations;
•reliance on information technology infrastructure; and
•the sufficiency of trademarks and other intellectual property rights.

These and other risks and uncertainties that could cause actual results to differ from predicted results are more fully detailed under the caption “Risk Factors” in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports filed on Form 10-Q.

All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by the cautionary statements included in or incorporated by reference into this press release. Except as is required by law, the Company expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this press release.

Non-GAAP Financial Measures

We have included information which has not been prepared in accordance with generally accepted accounting principles (GAAP), such as information concerning non-GAAP net income, adjusted EBITDA and net sales excluding the impact of foreign currency exchange fluctuations.

We utilize the non-GAAP measures of non-GAAP net income and adjusted EBITDA in the evaluation of our operations and believe that these measures are useful indicators of our ability to fund our business. These non-GAAP financial measures should not be considered as an alternative to, or more meaningful than, U.S. GAAP net income (loss) as an indicator of our operating performance.

Other companies may use the same or similarly named measures, but exclude different items, which may not provide investors with a comparable view of Nature’s Sunshine Products’ performance in relation to other companies. We have included a reconciliation of net income to adjusted EBITDA, the most comparable GAAP measure. We have also included a reconciliation of GAAP net income to non-GAAP net income and non-GAAP adjusted EPS, in the attached financial tables.

Net sales in local currency removes, from net sales in U.S. dollars, the impact of changes in exchange rates between the U.S. dollar and the functional currencies of our foreign subsidiaries. This is accomplished by translating the current period's net sales into U.S. dollars using the same foreign currency exchange rates that were used to translate the net sales for the previous comparable period.

We believe presenting the impact of foreign currency fluctuations is useful to investors because it allows a more meaningful comparison of net sales of our foreign operations from period to period. Net sales excluding the impact of foreign currency fluctuations should not be considered in isolation or as an alternative to net sales in U.S. dollar measures that reflect current period exchange rates, or to other financial measures calculated and presented in accordance with U.S. GAAP.

With respect to our adjusted EBITDA outlook for the full year 2024, a quantitative reconciliation to the corresponding GAAP information cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted, including but not limited to warrant liabilities and stock based compensation. For the same reasons, we are unable to assess the probable significance of the unavailable information, which could have a material impact on our future GAAP financial results.

Investor Relations:

Gateway Group, Inc.
Cody Slach
1-949-574-3860
NATR@gateway-grp.com

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share information)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net sales	$110,551	$116,548	$221,544	$225,182
Cost of sales	31,664	31,924	63,679	63,616
Gross profit	78,887	84,624	157,865	161,566

Operating expenses:
Volume incentives	34,693	35,314	68,263	68,442
Selling, general and administrative	38,557	42,273	79,341	85,915
Operating income	5,637	7,037	10,261	7,209
Other income (loss), net	(1,214)	(1,087)	(1,183)	427
Income before provision for income taxes	4,423	5,950	9,078	7,636
Provision for income taxes	2,935	3,273	5,100	3,706
Net income	1,488	2,677	3,978	3,930
Net income attributable to noncontrolling interests	139	255	308	648
Net income attributable to common shareholders	$1,349	$2,422	$3,670	$3,282

Basic and diluted net income per common share:

Basic earnings per share attributable to common shareholders	$0.07	$0.13	$0.20	$0.17

Diluted earnings per share attributable to common shareholders	$0.07	$0.12	$0.19	$0.17

Weighted average basic common shares outstanding	18,647	19,293	18,737	19,073
Weighted average diluted common shares outstanding	19,119	19,747	19,184	19,460

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	June 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$68,695	$82,373
Accounts receivable, net of allowance for doubtful accounts of $138 and $142, respectively	11,290	8,827
Inventories	62,304	66,895
Prepaid expenses and other	9,747	7,722
Total current assets	152,036	165,817

Property, plant and equipment, net	44,832	45,000
Operating lease right-of-use assets	13,722	13,361
Investment securities - trading	890	747
Deferred income tax assets	14,704	15,064
Other assets	9,647	9,784
Total assets	$235,831	$249,773

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$8,422	$7,910
Accrued volume incentives and service fees	22,144	22,922
Accrued liabilities	22,994	33,162
Deferred revenue	2,217	1,794
Income taxes payable	3,911	6,418
Current portion of operating lease liabilities	3,961	4,547
Total current liabilities	63,649	76,753

Liability related to unrecognized tax benefits	935	312
Long-term portion of operating lease liabilities	11,390	10,376
Deferred compensation payable	890	747
Deferred income tax liabilities	1,164	1,401
Other liabilities	1,403	644
Total liabilities	79,431	90,233

Shareholders’ equity:
Common stock, no par value, 50,000 shares authorized, 18,508 and 18,875 shares issued and outstanding, respectively	114,014	119,694
Retained earnings	53,381	49,711
Noncontrolling interest	5,790	5,482
Accumulated other comprehensive loss	(16,785)	(15,347)
Total shareholders’ equity	156,400	159,540
Total liabilities and shareholders’ equity	$235,831	$249,773

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Six Months Ended June 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,978	$3,930
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for doubtful accounts	—	94
Depreciation and amortization	6,659	5,638
Non-cash lease expense	3,298	2,104
Share-based compensation expense	2,630	2,495
Deferred income taxes	(14)	(2,323)
Purchase of trading investment securities	(110)	—
Proceeds from sale of trading investment securities	40	54
Realized and unrealized gains on investments	(72)	(92)
Foreign exchange losses (gains)	1,543	(309)
Changes in assets and liabilities:
Accounts receivable	(2,960)	1,042
Inventories	3,112	1,626
Prepaid expenses and other current assets	(2,162)	(1,235)
Other assets	(598)	(87)
Accounts payable	409	520
Accrued volume incentives and service fees	(144)	2,882
Accrued liabilities	(7,993)	3,654
Deferred revenue	477	(811)
Lease liabilities	(3,215)	(2,040)
Income taxes payable	(2,251)	78
Liability related to unrecognized tax benefits	726	6
Deferred compensation payable	142	38
Net cash provided by operating activities	3,495	17,264
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(7,040)	(4,747)
Net cash used in investing activities	(7,040)	(4,747)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments of long-term debt	—	(637)
Proceeds from revolving credit facility	34,216	13,503
Principal payments of revolving credit facility	(34,216)	(13,503)
Payments related to tax withholding for net-share settled equity awards	(586)	(256)
Repurchase of common stock	(7,725)	(920)
Net cash used in financing activities	(8,311)	(1,813)
Effect of exchange rates on cash and cash equivalents	(1,822)	(1,766)
Net increase (decrease) in cash and cash equivalents	(13,678)	8,938
Cash and cash equivalents at the beginning of the period	82,373	60,032
Cash and cash equivalents at the end of the period	$68,695	$68,970
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes, net of refunds	$8,144	$5,129
Cash paid for interest	115	114

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Amounts in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net income	$1,488	$2,677	$3,978	$3,930
Adjustments:
Depreciation and amortization	3,499	2,833	6,659	5,638
Share-based compensation expense	1,261	1,437	2,630	2,495
Other (income) loss, net*	1,214	1,087	1,183	(427)
Provision for income taxes	2,935	3,273	5,100	3,706
Other adjustments (1)	—	—	—	5,098
Adjusted EBITDA	$10,397	$11,307	$19,550	$20,440

(1) Other adjustments
Charge related to Japan loss	$—	$—	$—	$5,847
VAT refunds	—	—	—	(749)
Total adjustments	$—	$—	$—	$5,098

* Other (income) loss, net is primarily comprised of foreign exchange (gains) losses, interest income, and interest expense.

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO
NON-GAAP NET INCOME and NON-GAAP ADJUSTED EPS
(Amounts in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net income	$1,488	$2,677	$3,978	$3,930
Adjustments:
Charge related to Japan loss	—	—	—	5,847
VAT Refund	—	—	—	(749)
Tax impact of adjustments	—	—	—	(1,462)
Total adjustments	—	—	—	3,636
Non-GAAP net income	$1,488	$2,677	$3,978	$7,566

Reported income attributable to common shareholders	$1,349	$2,422	$3,670	$3,282
Total adjustments	—	—	—	3,636
Non-GAAP net income attributable to common shareholders	$1,349	$2,422	$3,670	$6,918

Basic income per share, as reported	$0.07	$0.13	$0.20	$0.17
Total adjustments, net of tax	—	—	—	0.19
Basic income per share, as adjusted	$0.07	$0.13	$0.20	$0.36

Diluted income per share, as reported	$0.07	$0.12	$0.19	$0.17
Total adjustments, net of tax	—	—	—	0.19
Diluted income per share, as adjusted	$0.07	$0.12	$0.19	$0.36